                                                                     EXHIBIT 8.1

                 [LETTERHEAD OF BREYER & AGUGGIA APPEARS HERE]

                                January 2, 1998



Boards of Directors
Cavalry Bancorp, Inc.
Cavalry Banking
114 W. College
Murfreesboro, Tennessee 37133

     Re: Certain Federal Income Tax Consequences Relating to Proposed Holding Company Conversion of Cavalry Banking and Subsequent Conversion to a
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          Commercial Bank
          ---------------

Dear Members of the Board:

     In accordance with your request, set forth herein is the opinion of this firm relating to certain federal income tax consequences of (i) the proposed conversion of Cavalry Banking (the "Cavalry Mutual") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Cavalry Stock") (the "Stock Conversion"); (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Cavalry Stock by a parent holding company formed at the direction of the Board of Directors of Cavalry Mutual and to be known as Cavalry Bancorp, Inc. (the "Holding Company"); and, thereafter, (iii) the conversion of the Cavalry Stock to a Tennessee-chartered commercial bank (the "Cavalry Bank") (the "Bank Conversion"). The Stock Conversion and the Bank Conversion are referred to herein collectively as the "Conversion."

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion as adopted by Cavalry Mutual's Board of Directors on August 7, 1997, and subsequently amended on December 11, 1997 (the "Plan"); the federal mutual charter and bylaws of Cavalry Mutual; the certificate of incorporation and bylaws of the Holding Company; the Affidavit of Representations dated November 24, 1997 provided to us by Cavalry Mutual (the "Affidavit"), and the Prospectus (the "Prospectus") included in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission ("SEC") on November 12, 1997 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

                                                           Breyer & Aguggia
                                                      ==========================
Boards of Directors
Cavalry Bancorp, Inc.
Cavalry Banking


January 2, 1998
Page 2

                                  BACKGROUND
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     Based solely upon our review of such documents, and upon such information as Cavalry Mutual has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth herein a general summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.

     Cavalry Mutual is a federally-chartered mutual savings bank which is in the process of converting to a federally-chartered stock savings bank and, may thereafter, to a Tennessee-chartered commercial bank. Cavalry Mutual was initially organized in 1929. Cavalry Mutual is also a member of the Federal Home Loan Bank System and its deposits are federally insured under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. Cavalry Mutual operates from its main office located at 114 W. College, Murfreesboro, Tennessee 37133, four branch offices located in Murfreesboro, Tennessee, a branch office in Shelbyville, Tennessee (Bedford County) and three offices in Smyrna, Tennessee (Rutherford County). The Bank also operates a mortgage loan origination office in Franklin, Tennessee (Williamson County).

     Cavalry Mutual is a community-oriented financial institution whose primary business is attracting deposits from the general public and using those funds to originate a variety of loans to individuals residing within its primary market area, and to businesses owned and operated by such individuals. Cavalry Mutual considers Rutherford, Bedford and Williamson Counties in Central Tennessee as its primary market area. At September 30, 1997, Cavalry Mutual had total assets of $275.9 million, deposits of $242.0 million, and total equity of $29.5 million.

     As a federally-chartered mutual savings bank, Cavalry Mutual has no authorized capital stock. Instead, Cavalry Mutual, in mutual form, has a unique equity structure. A savings depositor of Cavalry Mutual is entitled to payment of interest on his account balance as declared and paid by Cavalry Mutual, but has no right to a distribution of any earnings of Cavalry Mutual except for interest paid on his deposit. Rather, such earnings become retained earnings of Cavalry Mutual.

     However, a savings depositor does have a right to share pro rata, with
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respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if Cavalry Mutual is ever liquidated. Savings depositors and certain borrowers are members of Cavalry Mutual and thereby have voting rights in Cavalry Mutual. Each savings depositor is entitled to cast votes based on the balances of their withdrawable deposit account of Cavalry Mutual, and each borrower member (hereinafter "borrower") is entitled to one vote in addition to the votes (if any) to which such person is entitled in such borrower's capacity as a savings

                                                           Breyer & Aguggia
                                                      ==========================

Boards of Directors
Cavalry Bancorp, Inc.
Cavalry Banking


January 2, 1998
Page 3

depositor of Cavalry Mutual. All of the interests held by a savings depositor in Cavalry Mutual cease when such depositor closes his accounts with Cavalry Mutual.

     The Holding Company was incorporated in November 1997 under the laws of the State of Tennessee as a general business corporation in order to act as a savings institution holding company and a bank holding company. The Holding Company has an authorized capital structure of 49,750,000 shares of common stock and 250,000 shares of preferred stock.

                             PROPOSED TRANSACTION
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     The Board of Directors of Cavalry Mutual has decided that in order to increase Cavalry Mutual's net worth, support future growth, increase the amount of funds available for lending and investment, provide greater resources for the expansion of customer services, and facilitate future expansion through a greater emphasis on commercial lending, it would be advantageous for Cavalry Mutual to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and, thereafter, to convert to a state-chartered commercial bank. Further, the Board of Directors of Cavalry Mutual has determined that in order to expand the financial services currently offered through Cavalry Mutual and enhance flexibility of operations for diversification of business opportunities, it would be advantageous to have the stock of Cavalry Stock (and, after the Bank Conversion, the stock of the Cavalry Bank) held by a parent holding company.

     Cavalry Mutual presently intends to consummate the Bank Conversion following receipt of all necessary regulatory approvals. However, a period of time may elapse between the consummation of the Stock Conversion and the consummation of the Bank Conversion. In addition, Calvary Stock may, upon further analysis, determine not to proceed with the Bank Conversion and, therefore, may retain its current charter.

     Accordingly, pursuant to the Plan, Cavalry Mutual will undergo the Stock Conversion whereby it will be converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. As part of the Stock Conversion, Cavalry Mutual will amend its existing mutual savings bank charter and bylaws to read in the form of a Federal Stock Charter and Bylaws. Cavalry Stock will then issue to the Holding Company shares of the Cavalry Stock's common stock, representing all of the shares of capital stock to be issued by the Cavalry Stock in the Conversion, in exchange for payment by the Holding Company of 50% of the net proceeds realized by the Holding Company from such sale of its Common Stock, less amounts necessary to fund the Employee Stock Ownership Plan of Cavalry Mutual, or such other percentage as the Office of Thrift Supervision ("OTS") may authorize or require.

                                                           Breyer & Aguggia
                                                      ==========================

Boards of Directors
Cavalry Bancorp, Inc.
Cavalry Banking


January 2, 1998
Page 4

     Also pursuant to the Plan, the Holding Company will offer its shares of Common Stock for sale in a Subscription Offering and Direct Community Offering. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan and the total number of shares of Common Stock to be offered in the Conversion will be determined by the Boards of Directors of Cavalry Mutual and the Holding Company on the basis of the estimated pro forma
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market value of the Cavalry Bank as a subsidiary of the Holding Company. The estimated pro forma market value will be determined by an independent appraiser.
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Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The Stock Conversion, including the sale of newly issued shares of the stock of the Cavalry Stock to the Holding Company, will be deemed effective concurrently with the closing of the sale of the Common Stock. The Bank Conversion will be consummated immediately following the consummation of the Stock Conversion.

     Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:

     (1)  Eligible Account Holders;

     (2)  Tax-Qualified Employee Stock Benefit Plans of Cavalry Mutual;

     (3)  Supplemental Eligible Account Holders; and

     (4)  Other Members.

     Any shares of Common Stock not subscribed for in the Subscription Offering will be offered in the Direct Community Offering in the following order of priority:

     (a) Natural persons residing in Rutherford and Bedford Counties, Tennessee; and

     (b)  The general public.

     Any shares of Common Stock not subscribed for in the Community Offering will be offered to certain members of the general public on a best efforts basis by a selling group of broker dealers in a Syndicated Community Offering.

     The Plan also provides for the establishment of a Liquidation Account by the Cavalry Stock for the benefit of all Eligible Account Holders and any Supplemental Eligible Account Holders in an amount equal to the net worth of Cavalry Mutual as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application

                                                           Breyer & Aguggia
                                                      ==========================

Boards of Directors
Cavalry Bancorp, Inc.
Cavalry Banking


January 2, 1998
Page 5

of any of the net worth accounts of the Cavalry Stock. The account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Cavalry Stock in event of liquidation prior to any liquidation distribution being made with respect to capital stock. Under the Plan, the Bank Conversion shall not be deemed to be a liquidation of the Cavalry Stock for purposes of distribution of the Liquidation Account. Upon consummation of the Bank Conversion, the Liquidation Account, together with the related rights and obligations of the Cavalry Stock, shall be assumed by the Cavalry Bank.

     Following the Stock Conversion, voting rights in the Cavalry Stock shall be vested in the sole holder of stock in the Cavalry Stock, which will be the Holding Company. Following the Bank Conversion, voting rights in the Cavalry Bank will similarly be vested in the Holding Company. Voting rights in the Holding Company, both after the Stock Conversion and after the Bank Conversion, will be vested in the holders of the Common Stock.

     The Stock Conversion will not interrupt the business of Cavalry Mutual. Cavalry Stock will continue to engage in the same business as Cavalry Mutual immediately prior to the Stock Conversion, and the Cavalry Stock will continue to have its savings accounts insured by the SAIF. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Stock Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in the Stock Conversion. All loans of Cavalry Mutual will remain unchanged and retain their same characteristics in Cavalry Stock.

     Similarly, the Bank Conversion is not expected to interrupt the business of Cavalry Stock. Management of Cavalry Mutual expects that, after the Conversion, the Cavalry Bank will initially continue to conduct business in substantially the same manner as Cavalry Mutual prior to the Conversion. Over time, the Cavalry Bank will continue Cavalry Mutual's diversification of its loan portfolio into commercial loans. Further, the Bank Conversion is expected to allow Cavalry Mutual to enhance its ability to structure its banking services to respond to prevailing market conditions. The Cavalry Bank will also continue to have its savings accounts insured by the SAIF. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Bank Conversion. All loans of the Cavalry Stock will remain unchanged and retain their same characteristics in the Cavalry Bank.

     The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of Cavalry Mutual's members called to vote on the Plan. The Bank Conversion is also subject to approval of the Board of Governors of the Federal Reserve Board and the Tennessee Department of Financial Institutions.

                                                           Breyer & Aguggia
                                                      ==========================

Boards of Directors
Cavalry Bancorp, Inc.
Cavalry Banking


January 2, 1998
Page 6

     Immediately prior to the Conversion, Cavalry Mutual will have a positive net worth determined in accordance with generally accepted accounting principles.

                                    OPINION
                                    -------

     Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

     1. The Stock Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either Cavalry Mutual or the Cavalry Stock as a result of the Stock Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78).
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     2. The assets of Cavalry Mutual will have the same basis in the hands of Cavalry Stock as in the hands of Cavalry Mutual immediately prior to the Stock Conversion (Section 362(b) of the Code).

     3. The holding period of the assets of Cavalry Mutual to be received by Cavalry Stock will include the period during which the assets were held by Cavalry Mutual prior to the Stock Conversion (Section 1223(2) of the Code).

     4. No gain or loss will be recognized by the Cavalry Stock on the receipt of money from the Holding Company in exchange for shares of common stock of the Cavalry Stock (Section 1032(a) of the Code). The
          Holding Company will be transferring solely cash to Cavalry Stock in exchange for all the outstanding capital stock of Cavalry Stock and, therefore, will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1
                                                  ---
          C.B. 101).

     5. No gain or loss will be recognized by the Holding Company upon receipt of money from stockholders in exchange for shares of Common Stock (Section 1032(a) of the Code).

     6. No gain or loss will be recognized by the Eligible Account Holders and Supplemental Eligible Account Holders of Cavalry Mutual upon the issuance of them of deposit accounts in the Cavalry Stock in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in Cavalry Mutual held immediately prior to the Stock Conversion (Section 1001(a) of the Code; Treas. Reg. (S)1.1001-1(a)).

                                                           Breyer & Aguggia
                                                      ==========================

Boards of Directors
Cavalry Bancorp, Inc.
Cavalry Banking


January 2, 1998
Page 7

     7. The tax basis of the Eligible Account Holders' and Supplemental Eligible Account Holders' savings accounts in Cavalry Stock received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in Cavalry Mutual surrendered in exchange therefor (Section 1012 of the Code).

     8. Gain or loss, if any, will be realized by the deposit account holders of Cavalry Mutual upon the constructive receipt of their interest in the liquidation account of the Cavalry Stock and on the nontransferable subscription rights to purchase stock of the Holding Company in exchange for their proprietary rights in Cavalry Mutual. Any such gain will be recognized by Cavalry Mutual deposit account holders, but only in an amount non in excess of the fair market value of the liquidation account and subscription rights received. (Section 1001 of the Code; Paulsen v. Commissioner, 469 U.S. 131 (1985); Rev.
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          Rul. 69-646, 1969-2 C.B. 54.)

     9. The basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by Cavalry Stock pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

     10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion. (Rev. Rul. 56-572, 1956-2 C.B. 182).

     11. The basis of the Common Stock acquired in the Stock Conversion will be equal to the purchase price of such stock, increased, in the case of such stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

     12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

     13. The Bank Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105,
                                                       ---
          1980-1 C.B. 78).

     14. The assets of the Cavalry Stock will have the same basis in the hands of Cavalry Bank as in the hands of Cavalry Stock immediately prior to the Bank Conversion (Section 362(b) of the Code).

                                                           Breyer & Aguggia
                                                      ==========================

Boards of Directors
Cavalry Bancorp, Inc.
Cavalry Banking


January 2, 1998
Page 8

     15. The holding period of the assets of Cavalry Stock to be received by the Cavalry Bank will include the period during which the assets were held by Cavalry Stock prior to the Bank Conversion (Section 1223(2) of the Code).

                               SCOPE OF OPINION
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     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                   CONSENTS
                                   --------

     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein.

     We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Bank's Application for Conversion on Form AC ("Form AC"), respectively, and the reference on our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "THE CONVERSION -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Tax Effects" and "LEGAL
AND TAX OPINIONS."

                               Very truly yours,

                               /s/ Breyer & Aguggia

                               BREYER & AGUGGIA